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                                                      MONSANTO COMPANY
                                                      800 NORTH LINDBERGH BLVD
                                                      ST. LOUIS, MISSOURI 63167



RELEASE    Immediately

CONTACT    Media: Lori Fisher (314-694-8535)
            Analysts: Scarlett Foster (314-694-8148)



MONSANTO MANAGEMENT PROVIDES UPDATED FIRST-QUARTER AND
FISCAL-YEAR 2005 EPS GUIDANCE; PLANS RESERVE FOR VARIOUS SOLUTIA-RELATED LIABILITIES

       ST. LOUIS (Dec. 20, 2004) - Monsanto Company (NYSE: MON) today announced that it plans to establish a reserve in its first-quarter 2005 results associated with the Solutia Inc. bankruptcy proceedings. The company also announced that first-quarter operations across key markets were stronger than previously estimated. As a result of these developments, Monsanto is updating its first-quarter and fiscal-year 2005 earnings per share (EPS) guidance.
       The company updated EPS guidance for the first quarter to 13 cents on an ongoing basis, which is a loss of 16 cents on an as-reported basis. Monsanto also increased 2005 fiscal-year earnings guidance on an ongoing basis to a range of $1.85 to $2.00 per share, or $1.56 to $1.71 on an as-reported basis. Previously, the company expected first-quarter results from the ongoing business to be flat with 2004 first-quarter results at 4 cents per share, or 43 cents on an as-reported basis. The previous EPS expectation for the full fiscal year was in the range of $1.77 to $1.90 per share on an ongoing basis, or $2.16 to $2.29 on an as-reported basis. (See reconciliation table with this news release.)
       The company also reaffirmed free cash flow for fiscal year 2005 is expected to be in the range of $600 million. (See reconciliation table with this news release.)
       "Business growth has been strong globally," said Hugh Grant, Monsanto chairman, president and chief executive officer. "In particular, corn seed sales in Brazil and Europe are up, as are revenues for our cotton traits in Australia." Grant said while it is still early in the selling season, indicators for Monsanto's U.S. corn seed and traits are encouraging.
       The company plans to book a reserve in its first-quarter 2005 results in the range of $285 million pretax in anticipation of certain litigation and environmental liabilities reverting to Pharmacia, and by extension, to Monsanto. This reserve is based on the best estimates by Monsanto's management with input from its legal and other outside advisors
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at this time. Discussions between and among the various parties involved in the
Solutia bankruptcy will continue for some time and a formal reorganization plan must ultimately be affirmed by several constituencies and the bankruptcy court. Monsanto believes that this reserve, based on what is known today, represents the cost that it would expect to incur for various litigation and environmental liabilities. However, given the current status of Solutia's bankruptcy proceedings, actual costs to Monsanto may be materially different than this estimate.
       "This Solutia-related reserve represents a small step on a path to reaching a final business resolution," said Grant. "Our highest priority has been and remains to protect the interests of Monsanto shareowners in this process, and we believe we can do so while continuing to work constructively with the other parties involved in this process to determine the best future course for all concerned."
       In conjunction with this announcement, Monsanto will hold a brief conference call at 10 a.m. CST (11 a.m. EST) today. The call will focus on this new earnings guidance and the Solutia-associated reserve. Monsanto will host its regularly scheduled first-quarter fiscal year 2005 earnings call on Wednesday, Jan. 5, 2005.
       A simultaneous audio webcast of the conference call may be accessed by visiting the company's web site at www.monsanto.com and clicking on "Investor Information." Visitors may need to download Windows Media Player(TM) prior to listening to the webcast. Following the live broadcast, a replay of the webcast will be available on the Monsanto web site for three weeks.
       Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. For more information, please visit the company's web site at www.monsanto.com.

Cautionary Statements Regarding Forward-Looking Information:
The statements contained in this release regarding first quarter and full-year fiscal 2005 EPS guidance, on both an ongoing and as reported basis, are "forward-looking statements." These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: the company's exposure to various contingencies, including those related to Solutia Inc., litigation, intellectual property, regulatory compliance (including seed quality), environmental contamination and antitrust; fluctuations in exchange rates and other developments related to foreign currencies and economies; increased generic and branded competition for the company's Roundup herbicide; the accuracy of the company's estimates and projections, for example, those with respect to product returns and grower use of the company's products and related distribution inventory levels; the effect of weather conditions and commodity markets on the agriculture business; the success of the company's research and development activities and the speed with which regulatory authorizations and product launches may be achieved; domestic and foreign social, legal and political developments, especially those relating to agricultural products developed through biotechnology; the company's ability to successfully market new and existing products in new and existing domestic and international markets; the company's ability to obtain payment for the products that it sells; the company's ability to achieve and maintain protection for its intellectual property; the effects of the company's accounting policies and changes in generally

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accepted accounting principles; the company's ability to fund its short-term financing needs; general economic and business conditions; political and economic conditions due to threat of future terrorist activity and related military action; and other risks and factors detailed in the company's filings with the U.S. Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention to revise or update any forward-looking statements or any of the factors that may affect actual results, whether as a result of new information, future events or otherwise.



Reconciliation of as reported EPS to ongoing EPS


                                      Fiscal Year 2005        First Quarter
                                      Target                  2005 Estimate
Net Income per Share (as reported)    $1.56 - $1.71           $(0.16)

    Tax Benefit on Loss from European
    Wheat & Barley  Business          $(0.39)                 $(0.39)

    Solutia-Related Reserve           $0.68                   $0.68

Net Income (from ongoing business)    $1.85 - $2.00           $0.13



Reconciliation of Free Cash Flow

                                      Fiscal Year 2005 Target
                                      (Esimtate in Millions)
Net Cash Provided by Operations       $1,000

Net Cash Required by Investing
Activities                            $(400)

    Free Cash Flow                    $600



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